UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 31, 2015

JANEL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-60608	86-1005291
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

303 Merrick Road, Suite 400, Lynbrook, New York 11563

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (718) 527-3800

Inapplicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2015, Janel Corporation (the “Company”) announced the resignation of Philip J. Dubato as Chief Financial Officer effective August 31, 2015. Mr. Dubato will serve as a consultant to the Company during a transition period.

The Company also announced that it has appointed Brian Aronson, age 46, as Chief Financial Officer effective September 1, 2015. Mr. Aronson is president of Brian Aronson, LLC, a financial advisory and consulting firm specializing in change management and continuous improvement. Mr. Aronson’s industry experience spans 24 years in various financial and operational management functions including C- level management, controller and supply chain functions. Since February 2011, Mr. Aronson has been the principal of Brian Aronson, LLC, a financial advisory and consulting firm specializing in change management and continuous improvement. In this role he has performed duties including cash planning and forecasting and asset transactions. From 2006 until 2011, Mr. Aronson was a Director of Capstone Advisory Group, a re-structuring firm, and prior to that, he served as Vice President responsible for finance, operations and systems for the international mail division of Pitney Bowes. Mr. Aronson has spent the past five months with the Company advising on financial controls and processes.

Under the terms of Mr. Aronson’s engagement, Mr. Aronson will work at the Company’s offices three days per week and be available as necessary on other days. For the first six months of the engagement, Mr. Aronson will be compensated at the rate of $175 per hour, not to exceed $1,500 per day, and thereafter he will be compensated on terms to be agreed upon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JANEL CORPORATION
(Registrant)

Date: September 4, 2015	By:	/s/ Brendan J. Killackey
Brendan J. Killackey
Chief Executive Officer

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